Exhibit 99.1
DYNH Holdings, LLC
1935 Camino Vida Roble
Suite 250
Carlsbad, California 92008

April 12, 2013
Dynamic Nutra Enterprises Holdings, Inc.,
3929 Browning Place
Raleigh, North Carolina 27609

Ladies and Gentlemen:

DYNH Holdings, LLC (“Holdings”) has entered into a Stock Purchase Option Agreement (the “Option Agreement’) dated as of April 3, 2013 with Donna Cashwell pursuant to which it has acquired an option (the “Option”) to purchase from Ms. Cashwell 5 million shares of the Common Stock of Dynamic Nutra Enterprises Holdings, Inc. (the “Company”).  If Holdings exercises the Option it shall obtain control of the Company.

In the event that Holdings exercises such Option, it plans to continue to develop and expand the Company’s current business via a joint venture with an established network marketing firm.

In order to induce Holdings to exercise the Option the parties hereto are entering into this Letter of Intent (the “Letter”), which sets forth the principal terms and conditions of a proposed transaction (the “Transaction”).

All references herein to dollars or $s shall mean United States dollars. The basic terms and conditions of the Transaction are as follows:

1.           Change of Control.  In the event that the Option is exercised, the current board of directors hereby agrees to appoint Johnny Madrid and such other persons reasonably requested by Holdings to be appointed to the Board of Directors. Additionally, the current sole officer and director shall resign from her position effective immediately.

2.           Definitive Agreement and Closing Conditions.  The Transaction is subject to the negotiation, execution and delivery of a mutually acceptable definitive agreement between the Company and the Holdings providing for the consummation of the Transaction (the “Definitive Agreement”) containing representations, warranties, covenants, indemnities and other terms and conditions customary in such transactional agreements.

3.           Negotiations.  Upon execution of this Letter and subject to the conditions hereof, the Company and Holdings agree to negotiate, in good faith, the terms and conditions to be embodied in the Definitive Agreement and exhibits thereto.  The parties will use their commercially reasonable efforts to obtain any necessary shareholder and regulatory approvals as may be agreed to and set forth in the Definitive Agreement.

Dynamic Nutra Enterprises Holdings, Inc.
May 10, 2013

4.           Access.  Upon the execution of any confidentiality agreement reasonably requested by the Company and/or Holdings and in accordance with the provisions of such confidentiality agreement, and continuing until the termination hereof in accordance with the provisions of Section 8, the Company will provide Holdings and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice) to the books, records, facilities and representatives of the Company in order to enable Holdings and its representatives to expeditiously complete any reasonable due diligence investigation of the Company that it may require.  Holdings agrees that it and its representatives will hold in confidence any confidential or proprietary information or materials of the Company or its affiliates, obtained in the course of such due diligence investigation in accordance with the provisions of the confidentiality agreements referred to above.

5.           Public Announcement.  Except as may be required by applicable law, each party agrees that such party shall not make or issue any public statement or announcement with respect to the Transaction or this Letter without the prior written consent of the other party.  Even if required by law, the disclosing party will inform the other party prior to disclosure and afford the other party with reasonable input as to the text and manner of any such announcement.

6.           Expenses.  All expenses incident to the Transaction, whether or not the Transaction is consummated, will be borne exclusively by the party incurring the expenses, including any expenses incurred prior to the date hereof, as well as those incurred after the date hereof.

7.           Notices.  All notices provided for in this Letter shall be in writing signed by the party giving such notice to the other party at its address first set forth above, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested.  Notices shall be deemed to have been received on the date of actual delivery or attempted delivery.  Notice may also be given by facsimile or electronic transmission to a party that provides its facsimile number or email address to the other party and such notice shall be effective upon confirmation to the sender of receipt.

8.           Term.  This Letter will terminate on the earlier of:  (a) the termination of the Option Agreement; (b) the termination of the Option unexercised; (c) the execution and delivery by the parties hereto of the Definitive Agreement; (d) the execution and delivery by the parties hereto of a mutual consent to terminate this Letter; or (e) delivery of written notice from Holdings to the Company that Holdings has determined not to pursue the Transaction.  If this Letter is terminated, the parties will be relieved from all their obligations hereunder or related hereto and neither party will have any further obligation hereunder to the other party.

9.           Governing Law; Venue.  This Letter shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County and State of New York, by execution and delivery of this Letter, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense based on improper venue, forum non conveniens or sufficiency of contact with the forum state, to the conduct of any proceeding in any such court, and (iv) consent to any service of process made either (x) in the manner set forth in Section 7 of this Agreement (other than by facsimile or electronic transmission), or (y) any other method of service permitted by law.

Dynamic Nutra Enterprises Holdings, Inc.
May 10, 2013

10.             Counterparts.  This Letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Copies delivered by facsimile or electronic transmission shall be deemed originals for all purposes.

11.             Headings.  The headings in the Sections of this Letter are inserted for convenience only and shall not constitute a part of this Letter.

If this Letter accurately sets forth your understanding of the Transaction, please so indicate by returning one fully executed copy of this Letter to the undersigned.

Very truly yours, DYNH HOLDINGS, LLC By: /s/ Robert Jennings Robert Jennings, Authorized Signatory

ACCEPTED AND AGREED TO,
This 12th day April 2013:

DYNAMIC NUTRA ENTERPRISES HOLDINGS, INC.,

By:  _/s/ Donna Cashwell___________________________
        Chief Executive Officer